Exhibit 10.1

ML FUTURESACCESSsm ADVISORY AGREEMENT

among

ML WINTON FUTURESACCESSSM LLC
ML WINTON FUTURESACCESSSM LTD.

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

and

WINTON CAPITAL MANAGEMENT LIMITED

Dated as of February 27, 2015

ML FUTURESACCESSSM ADVISORY AGREEMENT

Table of Contents

Section	Page

1.	Undertakings of the Trading Advisor in Connection with Offering.	2
2.	Duties of the Trading Advisor.	4
3.	Trading Advisor Independent.	6
4.	Commodity Broker; Floor Brokers	6
5.	Management Fee.	7
6.	Incentive Fee.	8
7.	Term and Termination.	10
8.	Right to Advise Others; Uniformity of Acts and Practices.	10
9.	Additional Undertakings by the Trading Advisor.	11
10.	Representations and Warranties.	11
11.	Entire Agreement.	14
12.	Indemnification.	14
13.	Assignment.	15
14.	Amendment; Waiver.	16
15.	Severability.	16
16.	Notices.	16
17.	Governing Law.	17
18.	Consent to Jurisdiction.	17
19.	Remedies.	17
20.	Survival.	18
21.	Counterparts.	18
22.	No Waiver.	18
23.	Rules of Interpretation.	18
24.	Binding Effect; Benefit; Third-Party Beneficiary.	19
25.	Confidentiality.	19
26.	Advisers Act Compliance.	20
27.	Monthly Reports.	20
28.	Semi-Monthly Liquidity.	20
29.	AIFMD.	20
30.	Name Change.	21

______________________

Appendix A — List of Commodity Interests Traded by Trading Advisor	A-1

Appendix B — Commodity Trading Authority	B-1

ML FUTURESACCESSsm ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT (the “Agreement”), made as of this February 27, 2015 and shall have effect from January 31, 2015, among ML WINTON FUTURESACCESSSM LLC, a Delaware limited liability company (the “Onshore Fund”), ML WINTON FUTURESACCESSSM LTD., a Cayman Islands exempted company (the “Offshore Fund,” and, together with the Onshore Fund, the “Funds”), MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC, a Delaware limited liability company (the “Manager”), and WINTON CAPITAL MANAGEMENT LIMITED (the “Trading Advisor”);

W I T N E S S E T H:

WHEREAS, the Funds are part of the “family” of privately-offered managed futures funds sponsored by the Manager as part of the “ML FuturesAccessSM Program,” which provides for investors to invest in, and exchange their investments among, different funds in the ML FuturesAccessSM Program, as well as among the various “hedge funds” in the ML HedgeAccessSM Program (the ML FuturesAccessSM Program and the ML HedgeAccessSM Program being collectively referred to as the “Program”);

WHEREAS, the Onshore Fund has been formed in order to trade, buy, sell or otherwise acquire, hold or dispose of forward contracts, futures contracts for commodities, financial instruments and currencies, rights pertaining thereto and options thereon or on physical commodities and engage in all activities incident thereto (the foregoing forms of investment being collectively referred to herein as “commodity interests”) under the direction of the Trading Advisor;

WHEREAS, the Onshore Fund intends, subject to the terms and conditions set forth herein, to offer units of limited partnership interest in the Onshore Fund (“Units”) for sale to investors in an offering exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), as described in the Onshore Fund’s Confidential Private Placement Offering Memorandum, as amended from time to time (the “Onshore Memorandum”), which has been filed with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”) pursuant to the Commodity Exchange Act, as amended (the “CEA”), the commodity pool operator and commodity trading advisor regulations promulgated under the CEA by the CFTC (the “Commodity Regulations”), and NFA rules promulgated under the CEA (the “NFA Rules”);

WHEREAS the Offshore Fund intends, subject to the terms and conditions set forth herein, to offer redeemable participating shares (“Shares,” and collectively with the Units, “Interests”) for sale exclusively to Non-“United States persons,” pursuant to Regulation S under the 1933 Act, as described in the Offshore Fund’s Confidential Offering Memorandum, as amended from time to time (the “Offshore Memorandum” and collectively with the Onshore Memorandum, the “Memorandum”).  The Manager has filed a Form 18-96 Notice with the NFA exempting the Offshore Fund from filing the Offshore Memorandum with the CFTC or NFA;

WHEREAS, the Manager acts as manager of the Funds;

WHEREAS, the Trading Advisor is engaged in the business of, among other things, making trading decisions on behalf of investors in the purchase and sale of certain commodity interests;

WHEREAS, the Manager sponsored the Funds in order that the Trading Advisor, upon the terms and conditions set forth herein, would act as the trading advisor for the Funds, making commodity interests investment decisions for the Funds on a discretionary basis;

WHEREAS, prior to January 31, 2015, the Trading Advisor managed a separate account for the Offshore Fund;

WHEREAS, as of January 31, 2015, the Offshore Fund transferred all of its assets previously in its separate account with the Trading Advisor to the Onshore Fund in consideration for Units in the Onshore Fund and the Offshore Fund no longer directly invests in a separate account with the Trading Advisor but rather acts as a “feeder fund” by investing its assets in the Onshore Fund;

WHEREAS, the Funds, the Manager and the Trading Advisor entered into an Advisory Agreement dated as of May 26, 2004 as amended prior to the effective date set forth above by the Amendment to the FUTURESACCESSSM Advisory Agreement dated June 17, 2014 and the Amendment to the FUTURESACCESSSM Advisory Agreement dated August 14, 2014 (the “Original Agreement”);

WHEREAS, the Trading Advisor is willing to continue to manage the Onshore Fund’s commodity interests trading;

WHEREAS, the Offshore Fund intends to change its name to “WNTN FuturesAccess Ltd.”; and

WHEREAS, the Funds, the Manager and the Trading Advisor wish to amend and restate the Original Agreement in its entirety with effect as of the date set forth above as follows.

NOW, THEREFORE, the parties hereto do hereby agree as follows, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in entering into this Agreement the parties intend to be legally bound.  Capitalized terms not otherwise defined herein have those meanings set forth in the Memorandum:

1.   Undertakings of the Trading Advisor in Connection with Offering.

(a)   Trading Advisor to Provide Current Information.  The Trading Advisor agrees to use its reasonable best efforts to cooperate with the Funds and the Manager in preparing the Memorandum and with the Onshore Fund and the Manager in preparing any Securities and Exchange Commission (“SEC”) filings of the Onshore Fund made pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), by separately providing its current Form ADV to the Manager as filed with the SEC and made available to the public at www.adviserinfo.sec.gov, provided that, upon the reasonable request of the Manager, the Trading Advisor shall also provide, as promptly as may be reasonably practicable, all other information (if any) regarding the Trading Advisor, its “principals,” “trading principals,” and

“trading program” (each of the foregoing as defined in Section 4.10 of the Commodity Regulations) and “affiliates” (as defined in the Securities Act) which the Manager reasonably believes to be necessary or advisable to include in the Memorandum or in any SEC filings made pursuant to the 1934 Act and hereby consents to the disclosure of any of the above information in the Memorandum or such filings.  Notwithstanding the foregoing the Manager may make non-material changes to such information to conform the format of such information to the format of the Memorandum and/or to comply with Commodity Regulations without prior approval of the Trading Advisor.

(b)   Solicitation Material. None of the Trading Advisor and its affiliates, and their respective owners, principals, directors, officers, employees, representatives or controlling persons (“Trading Advisor Parties”) shall use, publish, circulate or distribute the Memorandum or any related solicitation material nor shall any Trading Advisor Party engage in any marketing, sales or promotional activities in connection with the offering of Interests, except as may be requested by the Manager.

(c)   “Roadshow” Participation.  The Trading Advisor Parties will, to the extent reasonably regulated by the Manager, participate in “road shows,” seminars, presentations and other marketing activities relating to the Funds as reasonably requested by the Manager, such participation to be at the expense of the Trading Advisor.

(d)   Performance Information.  At all times while any of the Interests continue to be offered, the Trading Advisor, at its own expense, shall promptly provide the Funds and the Manager with complete and accurate performance information (in form and substance consistent with Sections 4.25 and 4.35 of the Commodity Regulations and with the NFA Rules) reflecting the actual performance of the Winton Diversified Futures Fund (US) L.P. (“WDFF”) up to the latest practicable date (consistent with Sections 4.25 and 4.35 of the Commodity Regulations), together with any reports or letters relating to such performance data received from accountants and in the possession of the Trading Advisor.  The Trading Advisor shall also provide the Funds and the Manager with commentary pertaining to the performance of WDFF for each month in a timely manner and hereby consents to the use of such commentary, as may be modified by the Manager in any non-material way, in any reports or marketing materials produced by the Funds or the Manager and consents to the use of the information provided pursuant to this Section 1 in any SEC filings made pursuant to the 1934 Act.

(e)   Access to Books and Records.  Upon reasonable notice to the Trading Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) shall have the right to have access to the Trading Advisor’s offices in order to inspect and copy such books and records during normal business hours as Merrill Lynch may reasonably deem necessary in connection with the transactions contemplated hereby (in each case, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information).

(f)   General Assistance.

(i)   The Trading Advisor acknowledges and agrees that Merrill Lynch will be expending substantial resources in preparing the Funds for marketing as well as in marketing the Interests.  The Trading Advisor agrees to cooperate with Merrill Lynch in doing so to the fullest extent reasonably practicable.

(ii)   In consideration of the Manager’s reliance on the Trading Advisor’s availability and ability to manage the Onshore Fund, the Trading Advisor agrees promptly to notify the Manager in the event that the Trading Advisor has any reason to believe that the Trading Advisor may not be able or willing to do so to the full extent set forth herein.

(iii)   The Trading Advisor agrees not to accept other client capital or accounts, if doing so could reasonably be expected to impair the Trading Advisor’s ability to manage the Onshore Fund as contemplated by the Onshore Memorandum, assuming that the Onshore Fund has a minimum capitalization of $500 million.

(iv)   The Trading Advisor will assist the Manager, at the Manager’s reasonable request, with the Manager’s “anti-money laundering” and all related obligations.

(v)   The Trading Advisor acknowledges that the Manager is registered as an “investment adviser” with the Securities and Exchange Commission and agrees to take such steps as the Manager may reasonably request to ensure that the Funds are operated in full compliance with the Investment Advisers Act of 1940 (the “Advisers Act”).

2.   Duties of the Trading Advisor.

(a)   Trading for the Onshore Fund.  The Trading Advisor shall act as a trading advisor for the Onshore Fund.  The Trading Advisor, the Manager and the Onshore Fund agree that in managing the Onshore Fund, the Trading Advisor shall implement the trading program and strategies (the “Trading Program”) described in the Onshore Memorandum.  The Trading Advisor shall have sole and exclusive authority and responsibility for directing the Onshore Fund’s trading, subject to the Manager’s fiduciary authority to intervene to overrule or unwind trades if the Manager deems that doing so is necessary or advisable for the protection of the Onshore Fund.  The Onshore Fund or the Manager may also override the trading instructions of the Trading Advisor to the extent necessary:  (i) to fund any distributions or redemptions of Units to be made by the Onshore Fund; (ii) to pay the Onshore Fund’s expenses; and/or (iii) to comply with speculative position limits; provided that the Onshore Fund and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i)-(ii) prior to exercising its override authority.  The Trading Advisor will have no liability for the results of any of the Manager’s interventions in (i)-(ii), above.

The Trading Advisor shall give the Onshore Fund prompt written notice of any proposed material change in the Trading Program or the manner in which trading decisions are to be made or implemented and shall not make any such proposed material change without the Manager’s consent.  The addition and/or deletion of commodity interests from the Onshore Fund’s portfolio managed by the Trading Advisor shall not be deemed a change in the Trading Advisor’s trading approach and prior written notice to the Onshore Fund or the Manager shall not be required therefor, except as set forth in Section 2(b) below.

(b)   List of Commodity Interests Traded by the Trading Advisor.

(i)   The Trading Advisor shall provide the Onshore Fund and the Manager with a complete list of commodity interests which it intends to trade on the Onshore Fund’s behalf.  All commodity interests other than regulated futures contracts and options on regulated futures contracts traded on a qualified board or exchange in the United States shall be listed on Appendix A to this Agreement.  The addition of commodity interests (other than forward contracts on foreign currencies) to the Onshore Fund’s portfolio managed by the Trading Advisor as set forth in Appendix A to this Agreement shall require prior written notice to the Onshore Fund or the Manager and an amendment to Appendix A.

(ii)   The Trading Advisor acknowledges and agrees that U.S. investors are prohibited from trading in certain instruments — for example, certain “contracts for differences,” and certain non-U.S. stock index futures and related options.  The Trading Advisor agrees not to trade any such instruments for the Onshore Fund should the Manager so request.

(c)   Speculative Position Limits.

(i)   To the extent that the Trading Advisor’s trading is subject to speculative position limits or other comparable capacity limitations, the Trading Advisor agrees that it will reserve for the Onshore Fund sufficient trading capacity that the Onshore Fund’s trading would be unrestricted by such limits were the Onshore Fund’s capital to total $500 million.  The Trading Advisor also agrees to consult with the Manager in the event that, notwithstanding the undertaking in the preceding sentence, the Manager believes that speculative position limits or comparable capacity restrictions may affect the Trading Advisor’s strategy on behalf of the Onshore Fund.

(ii)   If the Trading Advisor (either alone or aggregated with the positions of any other person, if such aggregation shall be required by the CEA, the CFTC or any other regulatory authority having jurisdiction) shall exceed or be about to exceed applicable limits in any commodity interest traded for the Onshore Fund, the Trading Advisor shall immediately take such action as the Trading Advisor may deem fair and equitable to comply with the limits, and shall immediately deliver to the Onshore Fund a written explanation of the action taken to comply with such limits.  If such limits are exceeded by the Onshore Fund, the Manager may require the Trading Advisor to liquidate positions as required.

(d)   No Authority to Invest Assets Held in Securities and Cash.  The Onshore Fund and the Manager, and not the Trading Advisor, shall have the sole and exclusive authority and responsibility with regard to the investment, maintenance and management of the Onshore Fund’s assets other than in respect of the Trading Advisor’s trading of the Onshore Fund’s assets in commodity interests.

(e)   Trading Authorization.  Prior to the Onshore Fund commencing operations, the Onshore Fund delivered to the Trading Advisor a trading authorization in the form of Appendix B hereto appointing the Trading Advisor as an agent of the Onshore Fund and attorney-in-fact for such purpose.

(f)   Delivery of Disclosure Documents and Reports.  The Trading Advisor shall, during the term of this Agreement, deliver to the Funds copies of all disclosure documents and reports to investors prepared by the Trading Advisor promptly following preparation of such disclosure documents or reports.

(g)   Trade Reconciliations.  The Trading Advisor acknowledges its obligation to review its commodity interest positions on a daily basis and to notify the Onshore Fund and the Manager promptly of any errors committed by the Trading Advisor or any trade which the Trading Advisor believes was not executed in accordance with its instructions and which cannot be promptly resolved.

(h)   Trade Information.  The Trading Advisor shall use reasonable efforts to provide trade information to OMR Systems by electronic file by 4:30 p.m. on the date of any trade made on behalf of the Onshore Fund.

(i)   Letter Agreement.  On May 26, 2004, the Manager, Merrill Lynch and the Trading Advisor entered into a Letter Agreement, as amended from time to time, (the “Letter Agreement”) setting forth the legally binding agreements with respect to certain matters relating to the organization and marketing of the Funds.  This Agreement, which deals primarily with the Trading Advisor’s management of the Onshore Fund’s trading, is to be read and interpreted in conjunction with the Letter Agreement, and vice versa.

(j)   No Guarantee of Profits.  The Onshore Fund and the Manager both specifically acknowledge that in agreeing to manage the Onshore Fund, the Trading Advisor is in no respects making any guarantee of profits or of protections against loss, but it is undertaking to use reasonable best efforts to trade profitably on behalf of the Onshore Fund.

3.   Trading Advisor Independent.  For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall have no authority to act for or represent the Funds in any way and shall not otherwise be deemed to be an agent of the Funds.  Nothing contained herein shall create or constitute the Trading Advisor and any other trading advisor for the Funds, the Funds or the Manager as a member of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other.  The parties acknowledge that the Trading Advisor has not been an organizer or promoter of the Funds.

4.   Commodity Broker; Floor Brokers

(a)   (i)  Clearing of All Trades.  The Trading Advisor shall clear orders for all commodity interest transactions for the Onshore Fund through such commodity broker or brokers as the Onshore Fund shall designate from time to time in its sole discretion (the Onshore Fund currently so designating Merrill Lynch).  The Trading Advisor will not, without the consent of the Manager, trade on a “give up” basis through floor brokers not affiliated with Merrill Lynch.  The Manager will review and approve or disapprove all executing brokers proposed by the Trading Advisor for the Onshore Fund’s account.  If an executing broker is approved, the Onshore Fund will not hold the Trading Advisor liable for any error or breach of contract by any such executing broker, barring negligence, misconduct or bad faith on the part of the Trading Advisor.  Irrespective of whether floor brokers unaffiliated with Merrill Lynch receive the Manager’s consent to execute trades on behalf of the Onshore Fund, all such trades will be “given-up” to be carried by Merrill Lynch.  The Trading Advisor shall receive copies of all daily and monthly brokerage statements for the Onshore Fund directly from Merrill Lynch.

(ii)   The Onshore Fund will be subject to round turn commission rates as determined from time to time by Merrill Lynch and consistent with disclosures made to investors.

(b)   Forward Trading.

(i)   All forward trades for the Onshore Fund shall be executed through the forward dealer(s) (which may be affiliates of the Manager) designated by the Manager, provided that at the request of the Trading Advisor, the Manager may consent to other forward trading arrangements, which consent shall not be unreasonably withheld.

(ii)   If necessary for the Trading Advisor to trade pursuant to the Trading Program, the Onshore Fund shall provide adequate dealing lines of credit for the Trading Advisor to place orders for spot and forward currency contracts on behalf of the Onshore Fund.

(iii)   Any “F/X prime brokerage” arrangements which the Trading Advisor may wish to establish for the Onshore Fund shall be subject to the approval of the Manager.

(c)   The Trading Advisor acknowledges that the Onshore Fund shall be subject to the brokerage commissions and administrative fees specified in the Onshore Memorandum.

(d)   Floor Brokerage Costs.  The “floor brokerage,” “give-up” fees and other transaction costs charged by any floor broker, other than Merrill Lynch, to effect Fund transactions shall be subject to the approval of Merrill Lynch, which shall pay such costs, such approval not to be unreasonably withheld provided that such fees and transaction costs are competitive with Merrill Lynch’s standard rates.

5.   Management Fee.  As of the last Business Day of each calendar month, the Onshore Fund shall pay the Trading Advisor a Management Fee calculated and payable in U.S. dollars, equal to:

(a)	0.0833% (a 1.0% annual rate) of the aggregate gross asset value of the Class F and Class F-1 Units (as described in the Onshore Memorandum, including any supplements thereto);

(b)	0.1041% (a 1.25% annual rate) of the aggregate gross asset value of the Class G Units (as described in the Onshore Memorandum, including any supplements thereto);

(c)	0.125% (a 1.5% annual rate) of the aggregate gross asset value of the Class DT Units (if any) (as described in the Onshore Memorandum, including any supplements thereto) (the “15% Class”);

(d)
0.1667% (a 2.0% annual rate) of the aggregate gross asset value of the Class A, Class C, Class I, Class D, Class DS, Class DI and Class M Units (as described in the Onshore Memorandum, including any supplements thereto) (together with the Class F, Class F-1 and Class G Units, collectively, the “20% Classes”); and

(e)	0.1667% (a 2.0% annual rate) of the aggregate gross asset value of the Offshore Fund.

in each case, for the avoidance of doubt, such aggregate gross asset value being calculated prior to reduction for any accrued Incentive Fees (as defined below) or for the Management Fee being calculated.  Such Management Fee shall be pro rated in the case of partial calendar months, but shall not be subject to rebate once paid.

For the avoidance of doubt, Class F and Class F-1 Units were initially offered as of three subscription dates: May 1, 2013; May 16, 2013; and June 1, 2013.  Following this initial offering period, only investors who subscribed for Class F or Class F-1 Units during the initial offering period and continue to hold such Units will be permitted to make additional subscriptions to these Classes as determined by the Manager in its sole discretion.

6.   Incentive Fee.

(a)   The Onshore Fund will pay to the Trading Advisor, as of December 31, 2014 and thereafter at the end of each calendar quarter (i.e., the quarters ending on March 31, June 30, September 30 and December 31) (each an “Incentive Fee Calculation Date”), an incentive fee equal to 15% of the New Trading Profit (defined below) allocated to the 15% Class and 20% of the New Trading Profit allocated to the 20% Classes as of such Incentive Fee Calculation Date (as applicable, the “Incentive Fee”).   Incentive Fees shall be calculated with respect to the 15% Class on the one hand and the 20% Classes as a whole on the other hand, irrespective of the performance of different investor’s Units in such Classes.

(b)   “New Trading Profit” is calculated separately with respect to the 15% Class and the 20% Classes and equals any increase in the aggregate net asset value, subject to Section 6(e), of the 15% Class or the 20% Classes, as applicable, as of the current Incentive Fee Calculation Date over the High Water Mark attributable to the 15% Class or the 20% Classes, as applicable.

(c)  (i)    The “High Water Mark” attributable to each of the 15% Class and the 20% Classes shall be equal to the highest aggregate net asset value of the 15% Class or the 20% Classes, respectively, after reduction for the relevant Incentive Fee then paid, as of any preceding Incentive Fee Calculation Date.  The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals from the Onshore Fund’s account being traded by the Trading Advisor (“Capital Withdrawals”) are made with respect to the 15% Class or the 20% Classes.  The proportionate High Water Mark reduction made as a result of Capital Withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such Capital Withdrawal by a fraction, the numerator of which is the aggregate net asset value of the 15% Class or the 20% Classes, as applicable, immediately following such Capital Withdrawal and the denominator of which is the aggregate net asset value of the 15% Class or the 20% Classes, as applicable, immediately before such Capital Withdrawal, in each case prior to reduction for any accrued Incentive Fee.  For the avoidance of doubt, the payment of expenses shall not be deemed a Capital Withdrawal and shall not reduce the High Water Mark.

(ii)   If an Incentive Fee is paid with respect to the 15% Class or the 20% Classes as of an Incentive Fee Calculation Date, the relevant High Water Mark shall be reset to the aggregate net asset value of the 15% Class or the 20% Classes, as applicable, as of the Incentive Fee Calculation Date, immediately following such payment and following the payment of the Sponsor’s Fees (as defined in the Onshore Memorandum) and Management Fee charged, in the aggregate, to each Class within such group.

(iii)   For the avoidance of doubt, the High Water Mark shall be determined on the basis of the 15% Class on the one hand and the 20% Classes on the other hand and not on the basis of any individual investors or other group of investors.

(d)   When there is an accrued Incentive Fee at the time any net Capital Withdrawal is made, the Incentive Fee attributable to such Capital Withdrawal will be paid.  Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the Capital Withdrawal been an Incentive Fee Calculation Date by a fraction, the numerator of which is the amount of the Capital Withdrawal attributable to the 15% Class or the 20% Classes, as applicable, and the denominator of which is the aggregate net asset value of the 15% Class or the 20% Classes, as applicable, immediately prior to the Capital Withdrawal, in each case prior to reduction for the accrued Incentive Fee.  Such Incentive Fee will be paid from and reduce the amount of the Capital Withdrawal.

(e)   New Trading Profit is calculated prior to the reduction for any Incentive Fees or Sponsor’s Fees being calculated as of such Incentive Fee Calculation Date with respect to the 15% Class or the 20% Classes, as applicable.  In addition, net asset value for purposes of calculating the Incentive Fee shall not include any interest income earned by the Onshore Fund and shall not be reduced by the Sponsor’s Fees, although such interest income shall increase, and such Sponsor’s Fees shall decrease, net asset value for purposes of determining the value of the Units and the Sponsor’s Fee shall reduce net asset value when resetting the High Water Mark pursuant to Section 6(c)(i).  For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Onshore Fund.

(f)   Termination of this Agreement shall be treated as an Incentive Fee Calculation Date.

(g)   The Trading Advisor will, at the request of the Manager, receive the Incentive Fee either as a fee or as a profit allocation.

(h)   The Manager shall calculate the Management and Incentive Fees promptly after each date as of which either of such fees is due.  The Manager will deliver to the Trading Advisor a reasonably detailed summary of the Manager’s calculation of such fees, and such calculation shall be binding and conclusive among all affected parties unless the Trading Advisor objects in writing to such calculation by the close of business in New York on the fifth full New York business day following the delivery of such summary.

7.   Term and Termination.

(a)   Term and Renewal.  This Agreement shall continue in effect until the tenth December 31 after May 26, 2004.  Thereafter, this Agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either the Trading Advisor or the Onshore Fund upon 90 days’ notice to the other party.  For the avoidance of doubt, the Trading Advisor recognizes that the resources which the Manager has and will commit to the sponsorship and marketing of the Onshore Fund are only economically justifiable for Merrill Lynch if Merrill Lynch can rely on a long-term commitment from the Trading Advisor to manage the Onshore Fund, and the Trading Advisor hereby commits to do so (subject to the terms and conditions set forth herein.)

(b)   Termination.

(i)   Notwithstanding Section 7(a) hereof, this Agreement shall terminate immediately if the Onshore Fund shall terminate and be dissolved as determined by the Manager;

(ii)   The Onshore Fund and/or the Manager, on the one hand, or the Trading Advisor, on the other, may terminate this Agreement as a result of a material breach hereof by the other party, after due notice and an opportunity to cure.

8.   Right to Advise Others; Uniformity of Acts and Practices.  During the term of this Agreement, the Trading Advisor Parties shall, subject to the capacity undertaking set forth herein and the exclusivity undertaking of the Letter Agreement, be free to advise other investors as to the purchase and sale of commodity interests, to manage and trade other investors’ commodity interests accounts and to trade for and on behalf of their own proprietary commodity interests accounts.  However, under no circumstances shall any Trading Advisor Party favor any commodity interests account directed by any of them (regardless of the date on which they began or shall begin to direct such account) over the Onshore Fund’s account, giving due consideration to the trading program which the Manager has requested the Trading Advisor to trade on behalf of the Onshore Fund.

At the request of the Onshore Fund, the Trading Advisor shall promptly deliver to the Onshore Fund a satisfactory written explanation, in the judgment of the Onshore Fund, of the differences, if any, in the performance between the Onshore Fund’s account and such other commodity interest accounts traded utilizing the same program or portfolio (subject to the need to preserve the confidentiality of proprietary information concerning the Trading Advisor’s trading systems, methods, models, strategies and formulas and the identity of the Trading Advisor’s clients).

9.   Additional Undertakings by the Trading Advisor.   No Trading Advisor Party or its respective successors or assigns shall:  (i) use or distribute for any purpose the names and/or any other information about any of the investors in the Funds; (ii) solicit any investor for any business purpose whatsoever (unless such investor is already a client of the Trading Advisor); or (iii) knowingly accept as a client, other than through Merrill Lynch, any person who has been an investor at any time during the twenty-four full calendar months prior to such acceptance.

10.   Representations and Warranties.

(a)   The Trading Advisor hereby represents and warrants to the other parties as follows:

(i)   The Trading Advisor is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Trading Advisor’s ability to perform its obligations under this Agreement. The Trading Advisor has full corporate, partnership or limited liability company (as the case may be) power and authority to perform its obligations under this Agreement.

(ii)   This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and constitutes a valid, binding and enforceable agreement of the Trading Advisor in accordance with its terms.

(iii)   The Trading Advisor has all Federal and state governmental, regulatory and commodity exchange licenses and approvals and has effected all filings and registrations with Federal and state governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration of the Trading Advisor as a commodity trading advisor under the CEA, and membership of the Trading Advisor as a commodity trading advisor in NFA), and the performance of such obligation will not violate or result in a breach of any provision of the Trading Advisor’s certificate of incorporation, by-laws or any agreement, instrument, order, law or regulation binding on the Trading Advisor.  The principals of the Trading Advisor are duly listed as such on its commodity trading advisor Form 7-R registration.

(iv)   The Trading Advisor is regulated by the Financial Conduct Authority and the Trading Advisor shall deal with all complaints hereunder in accordance with the rules of the Financial Conduct Authority.

(v)   Notwithstanding any other provision in this Agreement, the Trading Advisor has waived any obligation it has to provide best execution of commodity interest transactions.

(vi)   The Trading Advisor will not enter into any “soft dollar” arrangements with brokers or dealers.

(vii)   Assuming the accuracy of the Manager’s representation in subsection 11(b)(vii) below, management by the Trading Advisor of an account for the Onshore Fund in accordance with the terms hereof will not require any registration under, or violate any of the provisions of, the Investment Advisers Act of 1940 (assuming that the Onshore Fund is not an “investment company” within the meaning of the Investment Company Act of 1940).

(viii)   The Trading Advisor’s implementation of the its trading program will not infringe any other person’s copyrights, trademark or other property rights.

(ix)   The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Trading Advisor is bound or any order, rule or regulation application to the Trading Advisor of any court or any governmental body or administrative agency having jurisdiction over the Trading Advisor.

(x)   Other than as may have been disclosed in writing to the Manager by the Trading Advisor, there is not pending, or to the best of the Trading Advisor’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor is a party, or to which any of the assets of the Trading Advisor is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.  The Trading Advisor has not received any notice of an investigation or warning letter from NFA or CFTC regarding non-compliance by the Trading Advisor with the CEA or the regulations thereunder.

(b)   The Manager hereby represents and warrants to the other parties as follows:

(i)   The Manager is duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and in good standing under the laws of each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Manager’s ability to perform its obligations hereunder.

(ii)   The Manager has the corporate power and authority under applicable law to perform its obligations hereunder.

(iii)   This Agreement has been duly and validly authorized, executed and delivered by the Manager and constitutes a legal, valid and binding agreement of the Manager enforceable in accordance with its terms.

(iv)   The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Manager is bound or any order, rule or regulation applicable to the Manager of any court or any governmental body or administrative agency having jurisdiction over the Manager.

(v)   There is not pending, or, to the best of the Manager’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Manager is a party, or to which any of the assets of the Manager is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Manager or is required to be disclosed pursuant to applicable CFTC regulations.  The Manager has not received any notice of an investigation or warning letter from NFA or CFTC regarding non-compliance by the Manager with the CEA or the regulations thereunder.

(vi)   The Manager has all federal and state governmental, regulatory and commodity exchange approvals and licenses, and have effected all filings and registrations with federal and state governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration as a commodity pool operator under the CEA and membership in NFA as a commodity pool operator), and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of incorporation, by-laws or any agreement, order, law or regulation binding upon it.  The principals of the Manager are duly registered as such on the Manager’s commodity pool operator Form 7-R registration.

(c)   Each of the Onshore Fund and the Offshore Fund represents and warrants as of the date of its formation to the other parties as follows:

(i)   The Funds are duly organized and validly existing and in good standing  under the laws of the jurisdiction of its formation and in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Funds’ ability to perform its obligations hereunder.

(ii)   The Funds have the power and authority under applicable law to perform its obligations hereunder.

(iii)   This Agreement has been duly and validly authorized, executed and delivered by the Funds and constitutes a legal, valid and binding agreement of the Funds enforceable in accordance with its terms.

(iv)   The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Funds are bound or any order, rule or regulation applicable to the Funds of any court or any governmental body or administrative agency having jurisdiction over the Funds.

(v)   There is not pending, or, to the best of the Funds’ knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Onshore Fund or the Offshore Fund is a party, or to which any of the assets of the Funds are subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Funds or is required to be disclosed pursuant to applicable CFTC regulations.  Neither the Onshore Fund nor the Offshore Fund has not received any notice of an investigation or warning letter from NFA or CFTC regarding non-compliance by the Onshore Fund with the CEA or the regulations thereunder.

(vi)   The Onshore Fund has all federal and state governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with federal and state governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of formation, organization agreement or any agreement, order, law or regulation binding upon it.

(d)   The foregoing representations and warranties shall be continuing during the entire term of this Agreement and, if at any time, any event shall occur which would make any of the foregoing representations and warranties of any party no longer true and accurate, such party shall promptly notify the other parties.

General

11.   Entire Agreement.   This Agreement and the Letter Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

12.   Indemnification.   The Onshore Fund shall indemnify, defend and hold harmless the Trading Advisor Parties and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Onshore Fund shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any of such person’s actions or capacities relating to the business or activities of the Onshore Fund pursuant to this Agreement; provided that the conduct of such person which was the subject of the demand, claim, lawsuit, action or proceeding did not constitute negligence, misconduct or a breach of this Agreement or of any fiduciary obligation to the Onshore Fund and was done in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Onshore Fund.  The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Onshore Fund.

The Trading Advisor shall indemnify, defend and hold harmless the Onshore Fund, the Manager, their respective affiliates and their respective directors, officers, employees, representatives and controlling persons (“Merrill Lynch Parties”) from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement resulting from a demand, claim, lawsuit, action or proceeding relating to any action or omission of the Trading Advisor or any of its respective officers, directors or employees relating to the business or activities of such person under this Agreement or relating to the management of the Onshore Fund; provided the conduct of such person which was the subject of the demand, claim, lawsuit, action or proceeding constituted negligence or misconduct or a breach of this Agreement or was an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Onshore Fund.

The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

Any indemnification required by this Section 12, unless ordered or expressly permitted by a court, shall be made by the indemnifying party only upon a determination by independent legal counsel mutually agreeable to the parties hereto in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 12.

In the event that a person entitled to indemnification under this Section 12, is made a party to an action, suit or proceeding alleging both matters for which indemnification may be due hereunder and matters for which indemnification may not be due hereunder, such person shall be indemnified only in respect of the former matters.

Promptly after receipt by any of the indemnified parties under this Agreement of notice of any demand, claim, lawsuit, action or proceeding, the indemnified party shall notify the indemnifying party in writing of the commencement thereof if a claim in respect thereof is to be made under this Agreement.  Except to the extent that the indemnifying party is not materially prejudiced thereby, the omission so to notify shall relieve the indemnifying party from any obligation or liability which it may have to any such indemnified party under this section.  In the event that such demand, claim, lawsuit, action or proceeding is brought against a person indemnified under this Agreement, and the indemnified party is notified of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that the indemnifying party may wish, to assume the defense thereof, with counsel selected by the indemnifying party and approved by the indemnified person (provided that approval may not be unreasonably withheld), and after notice from the indemnifying party to such indemnified person of the indemnifying party’s election so as to assume the defense thereof, the indemnifying party shall not be liable to such person under this section for any legal or other expenses subsequently incurred by such person in connection with the defense thereof, unless the indemnifying party approves the employment of separate counsel by such person (it being understood, however, that the indemnifying party shall not be liable for legal or other expenses of more than one separate firm of attorneys for all such persons indemnified hereunder, which firm shall be designated in writing by the Trading Advisor or the Manager, as the case may be).

13.   Assignment.   This Agreement shall not be assigned by any of the parties hereto without the prior express written consent of the other parties hereto.

14.   Amendment; Waiver.   This Agreement shall not be amended except by a writing signed by the parties hereto.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

15.   Severability.   If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

16.   Notices.   Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, facsimile, e-mail, any form of electronic file transfer, mail, postage prepaid mail or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Funds:

ML WINTON FUTURESACCESS, LLC
ML WINTON FUTURESACCESS LTD.
c/o Merrill Lynch Alternative Investments LLC
Bank of America
100 Federal Street, 11th Floor
Boston, MA 02110
Attn:  Christopher Thome
Facsimile:  617-310-3098
email:  christopher.thome@bankofamerica.com

with a copy to:

Managed Futures Product Management
250 Vesey Street -- 11th Floor
New York, NY 10080
Attn:  Gail Wygoda
e-mail:  ml.managedfutures@ml.com

if to the Manager:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

Bank of America
100 Federal Street, 11th Floor

Boston, MA 02110
Attn:  Christopher Thome
Facsimile:  617-310-3098
email:  christopher.thome@bankofamerica.com

with a copy to:

Managed Futures Product Management
250 Vesey Street -- 11th Floor
New York, NY 10080
Attn:  Gail Wygoda
e-mail:  ml.managedfutures@ml.com

and if to the Trading Advisor:

WINTON CAPITAL MANAGEMENT LIMITED
27 Hammersmith Grove
London W6 0NE, United Kingdom
Attn: Legal Department
e-mail: legal-london@wintoncapital.com

17.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

18.   Consent to Jurisdiction.   The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County of New York, City of New York, and State of New York.  Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County of  New York, City of New York, and State of New York.  The parties  further agree that any such action or proceeding brought by  either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts, or if appropriate before any applicable arbitral body, located within the County of New York, City of New York, and State of  New York.

19.   Remedies.   In any action or proceeding arising out of any of the provisions of this Agreement, the Trading Advisor, the Manager and the Funds agree that they shall not seek any prejudgment equitable or ancillary relief.  Such parties also agree that their sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this  Agreement; provided, however, that the Onshore Fund agrees that the Trading  Advisor and the Manager may seek declaratory judgment with  respect to the indemnification provisions of this Agreement.

20.   Survival.   The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

21.   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document.  Facsimile signature pages shall have the same binding force and effect as original copies.

22.   No Waiver.

(a)   No failure or delay on the part of the Manager in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Failure on the part of the Funds or the Manager to complain of any act of the other or to declare the other in default under this Agreement, irrespective of how long such failure continues, shall not constitute a waiver by the Funds or the Manager of its rights with respect to such default until the applicable statute-of-limitations period has run.

(b)   Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

23.   Rules of Interpretation. In this Agreement, unless inconsistent with the context or the contrary intention appears, a reference to:

(a)   “May” shall be construed as permissive;

(b)   A “notice” means written notice unless otherwise stated;

(c)   “Shall” shall be construed as imperative;

(d)   The singular includes the plural and vice versa;

(e)   The masculine includes the feminine and neuter respectively;

(f)   Writing includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form;

(g)   Any reference to a law, agreement or a document shall be deemed also to refer to any amendment, supplement or replacement thereof;

(h)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies Business Days;

(i)   The term “and/or” is used herein to mean both “and” as well as “or.”  The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others.  “Or” shall not be interpreted to be exclusive, and “and” shall not be interpreted to require the conjunctive — in each case, unless the context otherwise requires;

(j)   The terms “include” and “including” are to be construed as non-exclusive (so that, by way of example and for the avoidance of doubt, “including” shall mean “including without limitation”);

(k)   Whenever it is provided or contemplated herein that the Manager is to determine or decide any matter, the Manager (on its own behalf as well as on behalf of the Fund) shall do so in its sole and absolute discretion, unless otherwise expressly provided herein;

(l)   In addition to the authority granted to the Manager pursuant to this Agreement, the Manager may, but shall have no obligation to, take any action that the Manager deems necessary or advisable to ensure that the Funds are not in violation of law or in breach of any contractual provisions;

(m)   The table of contents to and the headings in this Agreement are for convenience of reference only and are to be ignored in construing this Agreement;

(n)   Any reference to “payable” or “paid” or any derivative thereof shall mean credited to the deferred compensation account, as the context may require;

(o)   No provision of this Agreement shall be construed in favor of or against any person by reason of the extent to which any such person, its affiliates, or their respective employees or counsel participated in the drafting thereof; and

(p)   In the event of any inconsistency between the provisions of this Agreement and of the constituent documents, the Manager shall determine which provisions shall control.

24.   Binding Effect; Benefit; Third-Party Beneficiary.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, all persons indemnified hereunder and their respective estates, permitted successors, transferees, custodians, executors, administrators, legal representatives, heirs and permitted assigns.

(a)   To the fullest extent permitted by law (and, for the avoidance of doubt, whether or not such law is currently in effect), the Manager shall be a third-party beneficiary of the Articles.

25.   Confidentiality.

(a)   The parties hereto each acknowledge that the business and assets of the Merrill Lynch Parties and of the Trading Advisor Parties are confidential and involve a wide range of proprietary information, including trade secrets and financial or commercial information.

(b)   All information with respect to the Funds (including investment and trading) activities and assets shall be presumed confidential and proprietary unless the Manager otherwise so indicates in writing.  Each party covenants that it has and it shall at all times keep confidential and not, directly or indirectly, disclose, divulge, furnish or make accessible to anyone, or use in any manner that would be adverse to the interests any other party, any confidential or proprietary information to which the former party has been or shall become privy relating to the business or assets of any of such other parties except with the prior written approval of such other party or except for information that is otherwise publicly available (other than information made publicly available by breach of this contract) or required to be disclosed by law.  Each party may, however, share such information with such party’s service providers, accountants and attorneys (“Permitted Confidants”); provided, that the Funds’ Permitted Confidants undertake to hold such information strictly confidential to the same extent set forth herein, and not in any manner or respect to use any of such information for their personal gain.

26.   Advisers Act Compliance.  Any provisions of this Agreement which are construed to violate the Advisers Act shall be deemed null and void ab initio.  For the avoidance of doubt, no provision of this Agreement shall be deemed to constitute a waiver of any person’s rights or claims under any federal or state securities laws.

27.   Monthly Reports.  At all times while any of the Units continue to be offered, the Manager shall deliver to the Trading Advisor a report (the “Monthly Report”) including: (i) the net asset value of the Onshore Fund as of the end of each month; (ii) the net asset value of each Class of Units as of the end of such month; and (iii) the subscriptions and redemptions for each Class of Units occurring during such month.

28.   Semi-Monthly Liquidity.   The Trading Advisor acknowledges and understands that, effective October 15, 2012, the Manager changed the redemption rights and subscription dates of the Funds to permit subscriptions and redemptions on a semi-monthly basis.  As a result, the Funds offer Interests for subscription as of the 1st and 16th calendar day of each month as of October 16, 2012.  In addition, investors may generally redeem any or all of their Interests from the Funds in whole or fractional Interests effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month.  Investors must submit subscription documents and redemption notices on or before the “Subscription/Redemption Date,” which is eight business days prior to the 1st or 16th of every month.  The Manager may eliminate the Funds’ investors’ mid-month redemption right, or change the Subscription/Redemption Date, at any time.  The Manager may amend the estimated trading level of the account of the Onshore Fund on or before the 1st and 16th calendar day of each month, and amend the final trading level by the third Business Day following the 1st and 16th calendar day of each month, by sending an email to fundsflows@wintoncapital.com, such trading level amendment to take effect by 5 pm (London time) on the first Business Day following the day on which the email specifying the final trading level is received by the Trading Adviser.

29.   AIFMD.

(a)   The Onshore Fund and the Manager each represent and warrant to the Trading Advisor that the Onshore Fund is (i) a non-EU AIF, established in Delaware; (ii) not marketed (as defined in the AIFMD) in any member state of the European Economic Area; and (iii) managed by the Manager pursuant to the terms of this Agreement and as disclosed in the Onshore Memorandum.

(b)   The Onshore Fund and the Manager each represent and agree that the Trading Advisor serves as the trading advisor to the Onshore Fund pursuant to the terms of this Agreement and as disclosed in the Onshore Memorandum.

(c)   The Onshore Fund and the Manager each agree to provide the Trading Advisor with 120 days’ written notice in advance of the Onshore Fund being marketed (as defined in the AIFMD) in any member state of the European Economic Area.

(d)   The Manager, the Onshore Fund and the Trading Advisor agree that in the event the Onshore Fund were required under AIFMD to appoint an AIFM each shall negotiate in good faith to address in a timely manner the acts, things and deeds to be completed by the Onshore Fund by all parties to procure that the Trading Advisor does not become the AIFM in relation to the Onshore Fund (including effecting such amendments to this Agreement as may be necessary).

(e)   For the purposes of this Section 29:

“AIF” means an Alternative Investment Fund as defined in the AIFMD;

“AIFM” means an Alternative Investment Fund Manager as defined by the AIFMD;

“AIFMD” means Directive 2011/61/EU on alternative investment fund managers and any subordinate legislation enacted thereunder (as each may be amended, extended or re-enacted from time to time) as implemented in any relevant member state of the European Economic Area and other related rules or guidance that are relevant.

30.   Name Change.  Effective upon approval of a special resolution at the Offshore Fund’s Extraordinary General Meeting, reflecting the change of the Offshore Fund’s name to “WNTN FuturesAccess Ltd.,” all references herein to “ML Winton FuturesAccess Ltd.” shall be replaced with “WNTN FuturesAccess Ltd.”

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned on the day and year first written above.

ML WINTON FUTURESACCESSSM LLC

By:	Merrill Lynch Alternative Investments LLC, Manager

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	VP of MLAI

ML WINTON FUTURESACCESSSM LTD.

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	Director

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	VP of MLAI

WINTON CAPITAL MANAGEMENT LIMITED

By:	/s/ Brigid Rentoul
	Name:	Brigid Rentoul
	Title:	Director

APPENDIX A

COMMODITY INTERESTS TRADED BY

 WINTON CAPITAL MANAGEMENT LIMITED

The undersigned represents that the following is a complete list of all commodity interests which the undersigned intends to trade on behalf of ML WINTON FUTURESACCESSSM LLC other than regulated futures contracts and options on regulated futures contracts traded on a qualified board of trade or exchange:

Contract Type

(futures, forward,

option on futures)                                           Exchange                                           Contract

WINTON CAPITAL MANAGEMENT LIMITED

By:
Name:
Title:

Dated as of January 31, 2015

A-1

APPENDIX B

COMMODITY TRADING AUTHORITY

Winton Capital Management Limited
1-5 St. Mary Abbot’s Place
London W8 6LS, United Kingdom
Attn: Legal Department

Dear Advisor:

ML WINTON FUTURESACCESSSM LLC (the “Fund”) does hereby make, constitute and appoint you as its attorney-in-fact to buy and sell commodity futures and forward contracts (including foreign futures and options contracts) in accordance with the ML FuturesAccessSM Advisory Agreement among us and certain others.

Very truly yours, ML WINTON FUTURESACCESSSM LLC

By:	Merrill Lynch Alternative Investments LLC, Manager

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	VP of MLAI

Dated as of January 31, 2015

B-1